EXHIBIT 10.3

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Settlement Agreement”) is entered into as of March 30, 2007, by and between PlanetLink Communications, Inc., a Georgia corporation (the “Company”) and Michael Fulda (the "Holder").

WHEREAS, Holder is the owner of record of 1,041,667 shares of PlanetLink Communications, Inc. Series A Preferred Stock (the “Preferred Shares”);

WHEREAS, the Company has determined that it would be in the best interest of PlanetLink Communications, Inc. to cancel the Preferred Shares;

WHEREAS, the parties desire to cancel the Preferred Shares in consideration for $100,000 paid to the Holder and the Holder’s release of any and all claims, if any, against the Company subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and the undertakings set forth herein, and intending to be fully bound hereby, the parties agree:

1. Effective as of the date hereof, any and all agreements of whatever kind between the Company and the Holder are hereby cancelled and terminated and shall have no further force or effect. Neither the Company nor the Holder shall have any further rights or obligations under any such agreements with respect to payment or other obligations. Upon the payment of all amounts set out in Section 2 below, the Holder shall deliver all certificates representing the Preferred Shares to Trombly Business Law at 1320 Centre Street, Suite 202, Newton, MA 02459.

2. In satisfaction of any claims by or obligations to the Holder, including attorneys fees or costs, and for termination of the Agreement and delivery of Preferred Share certificates, the Company hereby agrees to pay to the Holder a total of $100,000 (the “Settlement Payment”) within 3 business days of receipt by the Company of this executed Settlement Agreement and upon receipt by the Company of the following:

2.1 Written confirmation that the Holder will deliver Preferred Share certificates to Trombly Business Law at 1320 Centre Street, Suite 202, Newton, MA 02459; and

2.2 Written confirmation that the Holder has not pledged, promised, loaned,  hedged, hypothecated or otherwise granted rights in the Preferred Shares to any  other party; and

2.3 A signed settlement agreement from Sean Fulda in substantially the same form as this Settlement Agreement.

2.4 Additionally, the Holder shall deliver all Preferred Share certificates to the Company so that the Company may cancel the Preferred Shares.

3. For and in consideration of such Settlement Payment by the Company, the Holder (for himself and his respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, parents, partners, predecessors, representatives, servants, successors, transferees, and all persons acting by, through, under or in concert with any of them) agrees to perform the obligations set forth in this Settlement Agreement and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company and its past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, employers, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients, customers, and each of them, and all persons acting by, through, under or in concert with any of them from any claims, obligations or amounts due to the Holder.

4. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreement verbal or written. Both the Company and the Holder acknowledge that they have consulted legal counsel regarding the contents and effect of this Settlement Agreement and that they are entering into this Settlement Agreement knowing that doing so will terminate their right to assert any legal claims against the other party in the future.

5. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles that would result in the application of the substantive law of another jurisdiction. This Settlement Agreement may not be amended or modified except by an instrument in writing signed by each party.

6. As further consideration for this Release, the Company and the Holder, for themselves and each of their respective successors and assigns, hereby agree, represent, and warrant that the matters released herein are not limited to matters that are known or disclosed, and the Company and the Holder hereby waive any and all rights and benefits that they now have or in the future may have conferred upon them by virtue of the provisions of Section 1542 of the Civil Code of the State of California (or any other statute or common law principles of similar effect), which Section provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

In this connection, the Company and the Holder hereby agree, represent, and warrant that they realize and acknowledge that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses that are presently unknown, unanticipated, and unsuspected, and they further agree, represent, and warrant that this Release has been negotiated and agreed upon in light of that realization and that, except as expressly limited above, they nevertheless hereby intend to release, discharge, and acquit each other from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses.

THE PARTIES AGREE THIS RELEASE MAY BE DELIVERED AND/OR RETURNED BY TELEPHONE FACSIMILE IN ONE OR MORE COUNTERPART COPIES, AND THE PARTIES MAY RELY UPON THE SIGNATURES HERETO WHETHER IN ORIGINAL OR FACSIMILE COPY.

Dated: March 30, 2007

By:	Holder

By:	/s/ Michael Fulda
Name: Michael Fulda

By:	PlanetLink Communications, Inc. and duly authorized to sign:

By:	/s/ M. Dewey Bain
Name: M. Dewey Bain
Title: Chief Executive Officer